Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
First National Bank of Pickens County


      We consent to the use of our reports dated August 1, 1997 at and for the years ended June 30, 1997 and 1996 and July 21, 1995 at and for the year ended June 30, 1995, with respect to the financial statements of First National Bank of Pickens County included in registration statement (Form S-4) for Carolina First Corporation and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus for the acquisition of First National Bank of Pickens County.

                            /s/ Elliott, Davis & Company, LLP
                                ELLIOTT, DAVIS & COMPANY, LLP

Greenville, South Carolina
July 30, 1998